CONSENT ON INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement of UAC Securitization Corporation, relating to UACSC 2000-D Owner Trust Automobile Receivable Backed Notes, of our report dated February 3, 2000, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999. We also consent to the reference to our Firm under the caption "Experts".



                                        /s/PriceWaterhouseCoopers LLP

November 17, 2000